AGREEMENT
                                    ---------


         THIS AGREEMENT, dated as of February 10, 2003 ("Agreement"), is made by and among NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation ("Seller"), PANASIA BANK, NATIONAL ASSOCIATION, a national banking association ("Panasia") and WOORI AMERICA BANK, a New York state-chartered banking institution ("Buyer").


                                   BACKGROUND
                                   ----------

         1. Seller owns directly all of the issued and outstanding shares (the "Shares") of capital stock of Panasia Bank, National Association, a national banking association with its head office located in Fort Lee, New Jersey.

         2. Seller desires to sell, and Buyer desires to purchase, the Shares, for the consideration and on the terms and conditions set forth in this Agreement.

         3. Immediately after Closing of the purchase of the Shares, Buyer will cause Panasia to merge with and into Buyer, with Buyer surviving such merger, in accordance with the Plan of Merger attached hereto as Exhibit A.


                                    AGREEMENT
                                    ---------

         NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:



                                    ARTICLE I
                                    ---------

                                     GENERAL
                                     -------

         1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         Action means any legal action, administrative, arbitration, audit, hearing, investigation, proceeding, litigation, claim or suit (whether civil,
criminal,   administrative,   investigative  or
informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

         Affiliate means, with respect to any corporation, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

         Agreement means this Agreement and Plan of Merger, including any amendment or supplement, exhibit, or schedule attached hereto.

         Application means an application for regulatory approval which is required by law in order to consummate the Contemplated Transactions.

         BHCo Act means the Bank Holding Company Act of 1956 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         Buyer means Woori America Bank, a New York state-chartered banking institution.

         Buyer Disclosure Schedule means, collectively, the disclosure schedules delivered by Buyer to Seller at or prior to the execution and delivery of this Agreement.

         CRA means the Community Reinvestment Act of 1977 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         Closing has the meaning given to such term in Section 2.03 of this Agreement.

         Closing Date means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived, or as soon as practicable thereafter.

         Confidentiality Agreement means the confidentiality agreement dated December 10, 2002, between Woori Financial Group, an Affiliate of Buyer and Sandler O'Neill & Partners, L.P., as agent for Seller.

         Contemplated Transactions means all of the transactions contemplated by this Agreement, including (a) the sale of the Shares by Seller to Buyer; (b) the performance by Seller and Buyer of their respective covenants and obligations under this Agreement; (c) Buyer's acquisition and ownership of the Shares and exercise of control over Panasia; and (d) the merger of Panasia with and into Buyer with Buyer surviving as a New York state-chartered banking institution.

         Damages has the meaning given to such term in Sections 8.02 and 8.03 of this Agreement.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to:

         (a) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource; and/or

         (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         Exchange Act means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         Expense Reimbursement Fee has the meaning given to that term in Section 7.02(b) and 7.02(c) of this Agreement.

         FDIC means the Federal Deposit Insurance Corporation or any successor governmental body.

         FRB means the Federal Reserve Board or any successor governmental body.

         GAAP means accounting principles generally accepted in the United States of America, applied on a basis consistent with the basis on which the audited consolidated financial statements included in the Panasia Financial Statements were prepared.

         Indemnified Party has the meaning given to such term in Section 5.11(a) of this Agreement.

         Intellectual  Property  Rights  has the  meaning  given to such term in
Section 3.23(a) of this Agreement.

         IRC means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.

         IRS means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         KDIC means the Korea Deposit Insurance Corporation or any successor Republic of Korea governmental body.

         Knowledge means (a) an individual is actually aware of a particular fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         Knowledge of Buyer means the Knowledge of executive officers and directors (or persons serving in any similar capacity)of Buyer and Woori Bank.

         Knowledge of Seller means the Knowledge of executive officers and directors of Seller or Panasia.

         Korean Regulatory Authority means any agency, department or unit of any Republic of Korea governmental body or of any self-regulatory organization located in the Republic of Korea, including without limitation the KDIC and the staff thereof.

         Leased Real Property has the meaning given to such term in Section 3.10(a) of this Agreement.

         Material Adverse Effect means a material adverse effect on:

         (a) the business, condition (financial or otherwise), liabilities, properties, assets, insofar as can reasonably be foreseen, prospects or results of operations of Panasia or Buyer, excluding, in each case, any change, circumstance or effect relating to:

                  (i) changes in laws and regulations or interpretations thereof by Regulatory Authorities or Korean Regulatory Authorities generally applicable to financial institutions and their holding companies (including changes in insurance deposit assessment rates and special assessments with respect thereto),

                  (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies,

                  (iii) actions or omissions of Seller, Panasia or any of Seller's other Subsidiaries taken with the prior written consent of Buyer or as otherwise permitted by this Agreement,

                  (iv) the direct effects of the negotiation, execution and performance of this Agreement or the consummation of the Contemplated Transactions on the operating performance of the parties, including fees and expenses of attorneys, accountants and investment bankers engaged in connection with Seller's decision to sell Panasia, this Agreement and the Contemplated Transactions,

                  (v) changes in interest rates generally,

                  (vi) changes in the economy or financial markets in general,

                  (vii) changes in the financial industry and not specifically related to Panasia or Buyer,

                  (viii) changes in the political climate in the Republic of Korea; or

         (b) the ability of any party to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

         Merger means the merger of Panasia with and into Buyer, with Buyer surviving such merger, in accordance with the Plan of Merger attached hereto as Exhibit A.

         NYBD means the Banking Department of the State of New York or any successor governmental body.

         OCC means the Office of the Comptroller of the Currency or any successor governmental body.

         PBGC means the Pension Benefit Guaranty Corporation or any successor governmental body.

         Panasia means, collectively, Panasia Bank, National Association, a national banking association with its head office located in Fort Lee, New Jersey, and Panasia IC, taken as a whole.

         Panasia Benefit Plan menas each of the plans, programs and arrangements listed on Panasia Disclosure Schedule 3.13(b).

         Panasia Capital Stock has the meaning given to such term in Section 3.02(a) of this Agreement.

         Panasia  Disclosure  Schedule  means,   collectively,   the  disclosure
schedules delivered by Seller to Buyer at or prior to the execution and delivery of this Agreement.

         Panasia ERISA Affiliate means any other entity that, together with Panasia, is treated as a single employer under IRC Section 414(b), (c), (m) or
(o).

         Panasia Financial Statements means (a) the audited consolidated balance sheets, statements of operations, statements of changes in stockholders' equity and statements of cash flows of Panasia as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 prepared in accordance with GAAP; and (b) the unaudited interim consolidated financial statements (consisting of a report of income and related schedules and a report of condition and related schedules) of Panasia prepared in accordance with applicable regulatory requirements for each calendar quarter after December 31, 2001, as set forth in the Reports of Condition and Income - FFIEC 041 ("Call Reports") filed by Panasia pursuant to 12 U.S.C. Section 161.

         Panasia IC means Panasia Investment Company, a New Jersey business corporation and wholly-owned subsidiary of Panasia.

         Person means an individual, corporation, partnership, limited liability company, association, trust or other business entity or organization, including, without limitations, a governmental or political subdivision or an agency or instrumentality thereof.

         Plan of Merger means the Plan of Merger attached hereto as Exhibit A.

         Purchase Price has the meaning given to such term in Section 2.02 of this Agreement.

         Reasonable Best Efforts means prompt, substantial and persistent efforts as a prudent Person desirous of achieving a result would use in similar circumstances.

         Regulatory  Agreement  has the  meaning  given to that term in Sections
3.12 and 4.06 of this Agreement.

         Regulatory Authority means any agency, department or unit of any United States federal, state or local governmental body or of any self-regulatory organization located in the United States, including without limitation the FDIC, the FRB, the OCC, and the NYBD, and the respective staffs thereof.

         Rights means  warrants,  options,  rights,  convertible  securities and
other  capital  stock   equivalents  which  obligate  an  entity  to  issue  its
securities.

         Securities Act means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         Seller means National Penn Bancshares, Inc., a Pennsylvania business corporation.

         Service Agreement has the meaning given to such term in Section 5.08 of this Agreement.

         Shares means all of the issued and outstanding shares of Panasia Capital Stock.

         Straddle Period means any taxable year or period beginning on or before and ending after the Closing Date.

         Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

         Tax (or, collectively, Taxes) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under IRC Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of Panasia for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of Panasia under any Tax indemnity agreement.

         Woori Bank means Woori Bank, a Korean banking institution with its head office located in Seoul, Korea. Woori Bank owns directly all of the issued and outstanding shares of capital stock of Buyer.


                                   ARTICLE II
                                   ----------

                      SALE AND TRANSFER OF SHARES; CLOSING
                      ------------------------------------

         2.01 The Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

         2.02 Purchase Price. The purchase price (the "Purchase  Price") for the
Shares  will  be  Thirty  Four  Million  Five  Hundred   Thousand  Dollars  U.S.
($34,500,000.00), payable on the Closing Date, as provided in Section 2.04(b).

         2.03 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the main office of Seller at Reading and Philadelphia Avenues, Boyertown, Pennsylvania 19512 U.S.A., at 10:00 a.m. (local time) on the Closing Date or at such other date, time and place as the parties may agree. Subject to the provisions of Article VII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.04  Closing Obligations.  At the Closing:

         (a) Seller will deliver to Buyer:

                  (i) Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer; and

                  (ii) All documents required to be delivered by Seller pursuant to Section 6.02 of this Agreement.

         (b) Buyer will deliver to Seller:

                  (i) Payment of the Purchase Price by wire transfer of immediately available funds to the account specified in writing by Seller; and

                  (ii) All documents required to be delivered by Buyer pursuant to Section 6.01 of this Agreement.


                                   ARTICLE III
                                   -----------

              REPRESENTATIONS AND WARRANTIES OF SELLER AND PANASIA
              ----------------------------------------------------

         Seller and Panasia each hereby represent and warrant to Buyer as follows:

         3.01  Organization.

         (a) Seller is a corporation duly incorporated, organized and subsisting under the laws of the Commonwealth of Pennsylvania.

Seller is a bank holding company duly registered under the BHCo Act. Seller has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it, including Panasia.

         (b) Panasia is a national banking association duly organized and validly existing and in good standing under the laws of the United States of America. Panasia has the corporate power to carry on its business and operations as now being conducted and to own and operate its properties and assets now owned and being operated by it. Panasia is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (c) Panasia IC is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the State of New Jersey. Panasia IC has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

         (d) The deposits of Panasia are insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act and Panasia has paid all premiums and assessments with respect to such deposit insurance.

         (e) Panasia has no Subsidiaries other than Panasia IC.

         (f) The minute books of Panasia and Panasia IC accurately record, in all material respects, all material corporate actions of its respective shareholders and board of directors, including committees, in each case in accordance with normal business practices of Panasia and Panasia IC, as applicable.

         (g) Seller has delivered to Buyer true and correct copies of the articles of association and bylaws of Panasia and the articles of incorporation and bylaws of Panasia IC, which are, in each case, in full force and effect. Panasia is not in violation of its articles of association or bylaws, as in effect on the date hereof. Panasia IC is not in violation of its articles of incorporation or bylaws, as in effect on the date hereof.

         3.02  Capitalization.

         (a) The authorized capital stock of Panasia consists solely of 1,000,000 shares of common stock, par value $5.00 per share ("Panasia Capital Stock"), of which at the date hereof 40,000 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and none are held as treasury shares. Panasia has not issued nor is Panasia bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of Panasia Capital Stock or any other security of Panasia or any securities representing the right to vote, purchase or otherwise receive any shares of Panasia Capital Stock or any other security of Panasia, except as described in Panasia Disclosure Schedule 3.02(a) and as contemplated in this Agreement.

         (b) Seller owns of record and beneficially all of the capital stock of Panasia, and Panasia owns of record and beneficially all of the capital stock of Panasia IC, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for Panasia IC, Panasia does not possess, directly or indirectly, any material equity interest in any corporation.

         3.03  Authority; No Violation.

         (a) Each of Seller and Panasia has full  corporate  power and authority
to  execute,   deliver  and  perform  this   Agreement  and  to  consummate  the
Contemplated Transactions applicable to it.

         (b) The execution and delivery of this Agreement by Seller and Panasia and the consummation of the Contemplated Transactions applicable to it or them have been duly and validly approved by the Boards of Directors of Seller and Panasia and no other corporate proceedings on the part of Seller or Panasia are necessary to consummate the Contemplated Transactions applicable to it or them.

         (c) This Agreement has been duly and validly executed and delivered by Seller and Panasia and, subject to receipt of the required approvals of Regulatory Authorities described in Section 4.03 hereof, constitutes the valid and binding obligation of Seller and Panasia, enforceable against Seller and Panasia in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (d) (i) The execution and delivery of this Agreement by Seller and Panasia, (ii) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.03 hereof and

Seller's, Panasia's and Buyer's compliance with any conditions contained therein, the consummation of the Contemplated Transactions, and (iii) compliance by Seller and Panasia with any of the terms or provisions hereof, do not and will not:

                  (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Seller or any provision of the articles of association or bylaws of Panasia;

                  (B) violate any statute, rule, regulation, judgment, order, injunction, writ, decree or injunction applicable to Seller or Panasia or any of their respective properties or assets; or

                  (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Seller or Panasia under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Seller or Panasia is a party, or by which it or any of its properties or assets may be bound or affected;

excluding from clauses (B) and (C) hereof, any items which, in the aggregate, would not have a Material Adverse Effect or which are listed on Panasia Disclosure Schedule 3.03.

         3.04 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Regulatory Authority are necessary, and no consents or approvals of any third parties are necessary except as set forth on Panasia Disclosure Schedule 3.04, in connection with the execution and delivery of this Agreement by Seller or Panasia, or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
4.03 hereof and compliance with any conditions contained therein, the consummation by Seller and Panasia of the Contemplated Transactions applicable to it or them.

         3.05  Financial Statements.

         (a) Seller has delivered to Buyer the Panasia Financial Statements, except for the interim financial statements pertaining to quarterly periods commencing after December 31, 2002, which it will deliver to Buyer within 45 days after the end of the respective quarter. The Panasia Financial Statements were prepared on the basis of the books and records of Panasia and fairly present (and in the case of the interim financial statements to be delivered after the date hereof, will fairly present) in all material respects, the consolidated financial position, results of operations and cash flows of Panasia as of and for the periods ended on the dates thereof in accordance with GAAP, and, in the case of the interim financial statements, subject to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the audited consolidated financial statements as of December 31,
2001).

         (b) To the Knowledge of Seller, Panasia did not, as of the date of the balance sheets referred to below, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the Panasia Financial Statements at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         3.06 No Material Adverse Change. Panasia has not suffered any adverse change in its assets, business, financial condition or results of operations since December 31, 2001 which change has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         3.07  Taxes.

         (a) Panasia is a member of the same affiliated group within the meaning of IRC Section 1504(a) of which Seller is a common parent. Panasia has filed or caused to be filed, and will file or cause to be filed, all material federal, state and local tax returns required to be filed by or with respect to Panasia, either separately or as a result of Panasia being a member of an affiliated group of corporations, on or prior to the Closing Date, except to the extent that any failure to file (or to cause to file), or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect. Panasia has paid or will pay, or made or will make, provisions for the payment of, all federal, state and local Taxes which are shown on such returns to be due for the periods covered thereby from Panasia (including, without limitation, any obligations to contribute to the payment of a Tax determined on an affiliated, consolidated, combined or unitary basis with respect to any affiliated, consolidated, combined or unitary group) to any applicable taxing authority, on or prior to the Closing Date other than taxes which:

                  (i) are not delinquent or are being contested in good faith,

                  (ii) have not been finally determined, or

                  (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to any property or assets held, acquired or to be acquired by Panasia.

         (c) To the Knowledge of Seller, there are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon Panasia, nor has Panasia been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

         (d) Proper and accurate amounts have been withheld by Panasia from its employees for all prior periods in compliance in all material respects with the Tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

         3.08  Contracts.

         (a) Except as described in Panasia Disclosure Schedule 3.08(a) or 3.13 and as previously disclosed by Seller to Buyer, Panasia is not a party to or subject to:

                  (i) any employment, consulting, severance, "change-in-control," retention bonus or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for "at will" arrangements;

                  (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

                  (iii) any collective bargaining agreement with any labor union relating to employees;

                  (iv) any agreement which by its terms limits the payment of dividends by Panasia;

                  (v) except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Panasia is an obligor to any person and which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

                  (vi) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

                  (vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

                  (viii) except in the ordinary course of business, any lease for real property;

                  (ix) any contract or arrangement with any broker-dealer or investment adviser;

                  (x) any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

                  (xi) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or

                  (xii) any contract or commitment which creates an obligation on the part of Panasia in excess of $25,000.

         (b) (i) All the contracts, plans, arrangements and instruments listed in Panasia Disclosure Schedule 3.08(a) are in full force and effect on the date hereof, and neither Panasia nor, to the Knowledge of Seller, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and, except as disclosed on Panasia Disclosure Schedule 3.08(a), no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, the termination of which will have a Material Adverse Effect.

                  (ii)  Except as  otherwise  described  in  Panasia  Disclosure
Schedule 3.08(a) or 3.13, no plan, employment agreement, termination agreement or similar agreement or arrangement to which Panasia is a party or by which Panasia may be bound:

                  (A) contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

                  (B) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of Panasia; or

                  (C) requires Panasia to provide a benefit in the form of Panasia Capital Stock or determined by reference to the value of Panasia Capital Stock.

         (c) Except as set forth on Panasia Disclosure Schedule 3.08(c), Panasia has fulfilled and performed in all material respects its obligations under each of the contracts listed in Panasia Disclosure Schedules 3.08(a) and 3.13, and Panasia is not in default, nor is it alleged in writing to be in default, under any of the contracts listed in Panasia Disclosure Schedules 3.08(a) and 3.13.

         (d) Panasia has previously delivered complete and correct copies of all of the contracts listed in Panasia Disclosure Schedules 3.08(a) and 3.13 to Buyer.

         3.09  Ownership of Property; Insurance Coverage.

         (a) Panasia has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by Panasia, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the Panasia Financial Statements or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

                  (i) those items that secure liabilities for borrowed money and that are described in Panasia Disclosure Schedule 3.09(a) or permitted under
Article V hereof;

                  (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith;

                  (iii) liens for current taxes not yet due and payable;

                  (iv) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

                  (v) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

                  (vi) dispositions and encumbrances for adequate consideration in the ordinary course of business.

Panasia has the right under leases of material properties used by Panasia in the conduct of its business to occupy and use all such properties in all material respects as presently occupied and used by it.

         (b) Panasia does not have any agreements pursuant to which Panasia has purchased securities subject to an agreement to resell.

         (c) Panasia maintains insurance in amounts considered by Seller to be reasonable for Panasia's operations. Seller has made available to Buyer true and correct copies of all such policies. Except as disclosed on Panasia Disclosure
Schedule 3.09(c), neither Seller nor Panasia has received written notice from any insurance carrier that:

                  (i)  such   insurance  will  be  cancelled  or  that  coverage
thereunder will be reduced or eliminated; or

                  (ii) premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

         (d) Panasia maintains such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

         (e) If an event, accident or occurrence takes place prior to the Closing Date in connection with the operation of Panasia's business and results in a loss of a type which is or may be covered under its insurance policies, Panasia shall report such claim to its insurance carrier in accordance with the requirements of its insurance policies, and shall use its reasonable best efforts to obtain coverage for such claims in accordance with the terms and conditions thereof.

         3.10  Real Property.

         (a) Panasia does not own any real property, other than real property acquired in foreclosure or by deed taken in lieu thereof in the ordinary course of business.

         (b) A list of the locations of each parcel of real property leased by Panasia is set forth in Panasia Disclosure Schedule 3.10(b) (the "Leased Real Property").

         (c) Except as set forth on Panasia Disclosure Schedule 3.10(c), there is no pending dispute involving Panasia as to its right to use any of the Leased Real Property.

         3.11 Legal Proceedings. Panasia is not a party to any, and there are no pending or, to the Knowledge of Seller, threatened Actions, customer complaints, or governmental inquiries of any nature:

         (a) against Panasia;

         (b) to which the assets of Panasia are subject;

         (c) challenging the validity or propriety of any of the Contemplated Transactions; or

         (d) which could materially adversely affect the ability of Seller or Panasia to perform their respective obligations under this Agreement;

except for any Actions referred to in clauses (a), (b) or (c) which, individually or in the aggregate, would not have a Material Adverse Effect or which are described on Panasia Disclosure Schedule 3.11.

         3.12  Compliance with Applicable Law.

         (a) Panasia holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to it or its business, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its business nor otherwise have a Material Adverse Effect.

         (b) Panasia has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority, and has filed all other reports and statements required to be filed by it, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

         (c) No Regulatory Authority has initiated any Action or, to the Knowledge of Seller, investigation into the business or operations of Panasia, except where any such Actions or investigations will not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, or such Actions or investigations have been terminated or otherwise resolved.

         (d) Neither Seller nor Panasia has received any notification or communication from any Regulatory Authority:

                  (i) asserting that Panasia is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                  (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Panasia;

                  (iii) requiring or threatening to require Panasia, or indicating that Panasia may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Panasia; or

                  (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Panasia (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement");

in each case except as heretofore disclosed to Buyer.

         (e) Panasia has not received, consented to, or entered into any Regulatory Agreement, except as heretofore disclosed to Buyer.

         (f) Except as heretofore disclosed to Buyer, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which, if resolved in a manner adverse to Panasia, would have a Material Adverse Effect.

         (g) There is no injunction, order, judgment or decree imposed, or to the Knowledge of Seller threatened, upon Panasia or the assets of Panasia which has had, or could reasonably be expected to have, a Material Adverse Effect.

         3.13  ERISA.

         (a) Panasia Disclosure Schedule 3.13(a) sets forth the list of (i) each material employee benefit plan within the meaning of ERISA Section 3(3), and
(ii) each other material profit sharing, stock purchase, stock option, equity compensation, annual incentive or other material employee benefit plan, program or arrangement that is not subject to ERISA that Seller sponsors and in which employees of Panasia or former employees, including retired employees and any beneficiaries thereof, or directors or former directors of Panasia currently participate or are eligible to participate. Seller has delivered to Buyer true and complete copies of each item listed on such Disclosure Schedule.

         (b) Panasia Disclosure Schedule 3.13(b) sets forth the list of (i) each employee benefit plan within the meaning of ERISA Section 3(3), and (ii) each other profit sharing, stock purchase, stock option, equity compensation, annual incentive or other material employee benefit plan, program or arrangement that is not subject to ERISA that Panasia sponsors and in which its employees, including retired employees and any beneficiaries thereof, or its directors or former directors currently participate or are eligible to participate. Seller has delivered to Buyer true and complete copies of each item listed on such Disclosure Schedule. There is no existing, or, to the Knowledge of Seller, contemplated audit of any plan listed on Panasia Disclosure Schedule 3.13(b) by the IRS, the U.S. Department of Labor, the PBGC or any other governmental authority, and there are no pending or threatened claims (other than claims for benefits made in the ordinary course) with respect to any such plan.

         (c) Neither Panasia nor any Panasia ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by Panasia or any Panasia ERISA Affiliate, has incurred or is reasonably expected to incur (i) an accumulated funding deficiency under Section 302 of ERISA or
Section 412 of the IRC or under Title IV of ERISA or (ii) any liability to the PBGC, except liabilities pursuant to ERISA Section 4007, all of which have been fully paid. No reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) has occurred with respect to any such pension plan.

         (d)  Neither   Panasia  nor  any  Panasia  ERISA   Affiliate  has  ever
contributed   to  or  otherwise   incurred  any  liability  with  respect  to  a
multi-employer plan (within the meaning of ERISA Section 3(37)).

         3.14 Brokers and Finders. Neither Seller nor Panasia, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Sandler O'Neill & Partners, L.P.

         3.15  Environmental Matters.

         (a) Except as set forth on Panasia Disclosure Schedule 3.15, to the Knowledge of Seller, neither Panasia nor any property owned or operated by Panasia has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Panasia Disclosure Schedule 3.15, there are no Actions or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of Seller, threatened, or any investigation pending, relating to the liability of Panasia with respect to any property owned or operated by Panasia under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

         (b) Except as set forth on Panasia Disclosure Schedule 3.15, no property, now or formerly owned or operated by Panasia or on which Panasia holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Panasia for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

         3.16  Business of Panasia.  Since December 31, 2002, Panasia has not:

         (a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as permitted in Section 5.01(d), in any material respect;

         (b) eliminated employee benefits, in any material respect;

         (c) deferred routine maintenance of real property or leased premises, in any material respect;

         (d) declared or made, or agreed to declare or make, any payment of dividends or distributions to Seller or purchased or redeemed, or agreed to purchase or redeem, any Panasia Capital Stock;

         (e) undertaken or committed to undertake capital expenditures exceeding $50,000 for any single project or related series of projects; or

         (f) entered into or became committed to enter into any other material transaction except in the ordinary course of business.

         3.17 CRA Compliance. Panasia is in compliance, in all material respects, with the applicable provisions of the CRA, and, as of the date hereof, Panasia has received a CRA rating of "satisfactory" or better from the OCC. To the Knowledge of Seller, there is no fact or circumstance or set of facts or circumstances which would cause Panasia to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

         3.18 Information to be Supplied. The information supplied by Seller and Panasia for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

         3.19  Related Party Transactions.

         (a) Except as set forth on Panasia Disclosure Schedule 3.19, or as is disclosed in the footnotes to the Panasia Financial Statements, as of the date hereof, Panasia is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Panasia, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect. Any and all transactions between Panasia and its Affiliates comply with the requirements of Sections 23A and 23B of the Federal Reserve Act.

         (b) Except as set forth in Panasia Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any Affiliate of Panasia is presently in default. To the Knowledge of Seller, as of the date hereof, the loan grade classification accorded such loan or credit accommodation is appropriate.

         3.20 Allowance for Loan Losses. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the Panasia Financial Statements have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

         3.21 Loans. All loans reflected as assets in the Panasia Financial Statements are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent reflected as secured therein, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have, individually or in the aggregate, a Material Adverse Effect.

         3.22 Securities Portfolio and Investments. Except as disclosed on Panasia Disclosure Schedule 3.22, all securities owned by Panasia or Panasia IC (whether owned of record or beneficially) are held, as of the date of this Agreement, free and clear of all mortgages, liens, pledges, encumbrances or any other restrictions or rights of any other Person, whether contractual or statutory, which would materially impair the ability of Panasia or Panasia IC to dispose freely of any such securities or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Panasia or Panasia IC is a party with respect to the voting of any such securities. Except for fluctuations in the market values of its investment securities, since December 31, 2002 there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Panasia's securities portfolio as a whole.

         3.23  Intellectual Property.

         (a) Panasia owns or is validly licensed or otherwise has the right to use all patents, patent rights and applications, trademarks, trademark rights, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights (including without limitation any intellectual property rights for which applications have been filed and are pending) (collectively, "Intellectual Property Rights"), in each case, which are material to the conduct of its business. Panasia Disclosure Schedule 3.23 contains a list of all patents, patent rights and applications, trademarks, trademark rights, trade names, and service marks included in such Intellectual Property Rights.

         (b) To the Knowledge of Seller, Panasia has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other Person. To the Knowledge of Seller, Panasia has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation or violation (including any claim that Panasia must license or refrain from using any Intellectual Property Rights or other proprietary information of any other Person) which has not been settled or otherwise fully resolved. To the Knowledge of Seller, no other Person has interfered with, infringed upon, or misappropriated, violated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of Panasia.


                                   ARTICLE IV
                                   ----------

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer hereby represents and warrants to Seller as follows:

         4.01  Organization.

         (a) Buyer is a banking institution duly incorporated, organized and validly existing and in good standing under the laws of the State of New York. Buyer has the corporate power to carry on its business and operations as now being conducted and to own and operate its properties and assets now owned and being operated by it. Buyer is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (b) The deposits of Buyer are insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act and Buyer has paid all premiums and assessments with respect to such deposit insurance.

         (c) Buyer has no Subsidiaries other than as identified in Buyer Disclosure Schedule 4.01(c).

         4.02  Authority; No Violation.

         (a) Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions.

         (b) The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the Contemplated Transactions, have been duly and validly approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to consummate the Contemplated Transactions.

         (c) This Agreement has been duly and validly executed and delivered by Buyer and, subject to receipt of the required approvals of Regulatory Authorities described in Section 4.03 hereof, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (d) (i) The execution and delivery of this Agreement by Buyer, (ii) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 4.03 hereof and compliance by the parties hereto with any conditions contained therein, the consummation of the Contemplated Transactions, and (iii) compliance by Buyer with any of the terms or provisions hereof, do not and will not:

                  (A) conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of Buyer;

                  (B) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of Buyer's properties or assets; or

                  (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Buyer under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Buyer is a party, or by which Buyer or its properties or assets may be bound or affected;

excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

         4.03  Consents and Approvals.

         (a) Except for approvals of the FDIC, FRB and certain state bank regulatory agencies, including the NYBD, no consents or approvals of, or filings or registrations with, any Regulatory Authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Contemplated Transactions. There is no fact or circumstance or set of facts or circumstances which would cause, or be likely to cause, any Regulatory Authority to fail to approve the Contemplated Transactions.

         (b) Except as set forth in Section 5.03 or on Buyer Disclosure Schedule 4.03, no consents or approvals of, or filings or registrations with, any Korean Regulatory Authority are necessary in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Contemplated Transactions, including without limitation the capital contribution to Buyer required by Section 5.05 of this Agreement.

         4.04 Cash for Closing. At the Closing Date, Buyer will have available cash sufficient to pay the Purchase Price to Seller, upon consummation of the Contemplated Transactions.

         4.05 Legal Proceedings. Buyer is not a party to any, and there are no pending or, to the Knowledge of Buyer, threatened Actions, customer complaints, or governmental inquiries of any nature:

         (a) against Buyer;

         (b) to which the assets of Buyer are subject;

         (c) challenging the validity or propriety of any of the Contemplated Transactions; or

         (d) which could materially adversely affect the ability of Buyer, to perform its obligations under this Agreement;

except for any Actions referred to in clauses (a), (b) or (c) which, individually or in the aggregate, would not have a Material Adverse Effect.

         4.06  Compliance with Applicable Law.

         (a) Buyer holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to it or its business, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its business nor otherwise have a Material Adverse Effect or prevent Buyer from obtaining all regulatory approvals required in order to consummate the Contemplated Transactions.

         (b) Buyer has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority, and has filed all other reports and statements required to be filed by it, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

         (c) No Regulatory Authority has initiated any Action or, to the Knowledge of Buyer, investigation into the business or operations of Buyer, except where any such Actions or investigations will not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, or such Actions or investigations have been terminated or otherwise resolved.

         (d) Buyer has not received any notification or communication from any Regulatory Authority:

                  (i) asserting that Buyer is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                  (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Buyer;

                  (iii) requiring or threatening to require Buyer, or indicating that Buyer may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Buyer; or

                  (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Buyer (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement");

in each case except as heretofore disclosed to Seller.

         (e) Buyer has not received, consented to, or entered into any Regulatory Agreement except as heretofore disclosed to Seller.

         (f) Except as heretofore disclosed to Seller, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to Buyer would have a Material Adverse Effect.

         (g) There is no injunction, order, judgment or decree imposed upon Buyer or the assets of Buyer which has had, or, to the Knowledge of Buyer, would have, a Material Adverse Effect.

         4.07 CRA Compliance. Buyer is in compliance, in all material respects, with the applicable provisions of the CRA, and, as of the date hereof, Buyer has received a CRA rating of "satisfactory" or better from its primary Federal bank Regulatory Authority. To the Knowledge of Buyer, there is no fact or circumstance or set of facts or circumstances which would cause Buyer to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

         4.08 Well-Capitalized Status. Buyer is "well-capitalized" (as defined by the FDIC) as of December 31, 2002. To the Knowledge of the Buyer, Buyer would be "well-capitalized" after giving pro forma effect to the Contemplated Transactions using the Panasia Financial Statements as of December 31, 2002.

         4.09 Well-Managed  Status.  Buyer is "well-managed"  (as defined by the
FDIC) as of December 31, 2002.

         4.10 Brokers and Finders. Neither Buyer nor any of its officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Keefe, Bruyette & Woods, Inc.

         4.11 Information to be Supplied. The information supplied by Buyer for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

         4.12 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to distribution within the meaning of Section 2(11) of the Securities Act.

                                    ARTICLE V
                                    ---------

                            COVENANTS OF THE PARTIES
                            ------------------------

         5.01 Conduct of Panasia's Business. Through the Closing Date, Panasia shall, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice and prudent banking practices, except as otherwise required or contemplated by this Agreement or with the written consent of Buyer. Panasia shall use its reasonable best efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of Panasia and others with whom business relationships exist. Through the Closing Date, except as otherwise consented to in writing by Buyer (such consent shall not be unreasonably withheld) or as permitted by this Agreement, Panasia shall not:

         (a) change any provision of its articles of association or of its bylaws;

         (b) change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of Panasia capital stock;

         (c) grant any severance or termination pay, other than pursuant to policies or agreements of Panasia in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with Panasia;

         (d) increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with Panasia, or grant job promotions other than in accordance with past practice, except for:

                  (i) routine periodic pay increases, merit pay increases and pay-raises in connection with promotions, all in accordance with past practice;

                  (ii) annual bonuses in the ordinary course, consistent with past practice, provided that such bonuses may be calculated based on the performance of Panasia without giving effect to the costs and other financial impact of this Agreement and the Contemplated Transactions; and

                  (iii)  retention   bonuses  on  account  of  the  Contemplated
Transactions as previously disclosed by Seller to Buyer, granted in good faith reasonable amounts not to exceed $250,000 in the aggregate;

         (e) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office;

         (f) sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; or incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

         (g) take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied;

         (h) change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

         (i) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

         (j) implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law;

         (k) amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

         (l) enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

         (m) enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

         (n) take any action that would give rise to a right of payment to any individual under any employment agreement except in the ordinary course of business consistent with past practice;

         (o) purchase any security for its investment portfolio (i) rated less than "AAA" by either Standard & Poor's Corporation or Moody's Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

         (p) make any capital expenditure of $50,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted expenditure by Panasia of more than $50,000, or extending beyond twelve (12) months from the date hereof;

         (q) change its existing loan underwriting guidelines, policies or procedures except as may be required by law; or

         (r) agree to do any of the foregoing.

         5.02  Access; Confidentiality.

         (a) Through the Closing Date, Seller and Panasia shall afford to Buyer and its authorized agents and representatives, reasonable access to Panasia's business, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and Seller and Panasia shall furnish Buyer, and its authorized agents and representatives, with such financial and operating data and other information with respect to Panasia's business, properties, assets, books and records and personnel as Buyer or its authorized agents and representatives, shall from time to time reasonably request.

         (b) Buyer agrees that it and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with Panasia's normal operations and customer and employee relationships. Neither Seller nor Panasia shall be required to provide access to or disclose any information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

         (c) All information furnished to Buyer or its authorized agents and representatives, in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

         5.03  Applications for Regulatory Approval.

         (a) Buyer shall use its reasonable best efforts to prepare and file, as soon as practicable, all Applications required by law with the appropriate Regulatory Authorities for approval to consummate the Contemplated Transactions and to comply with the terms and conditions thereof. All such Applications shall be filed within forty-five (45) days from the date of this Agreement. All such Applications shall include a commitment by Woori Bank or an Affiliate thereof to make or cause to make the capital contribution to Buyer required by Section 5.05 of this Agreement. Buyer agrees to process all such Applications diligently and on a priority basis. Seller and Panasia shall cooperate with Buyer in the preparation of all such Applications and as otherwise reasonably requested by Buyer in order for Buyer to be able to comply with the requirements or reasonable requests of the Regulatory Authorities. Buyer shall consult with Seller and Panasia with respect to the substance and status of such filings.

         (b) Buyer shall promptly furnish Seller and Panasia with copies of written communications to, or received by either of them from, any Regulatory Authority in respect of the Contemplated Transactions, except for confidential operational or financial information of Woori Bank or its shareholders that is not otherwise available to the public.

         (c) Except as previously disclosed by Buyer to Seller, on the date of this Agreement, to the Knowledge of Buyer, there is no reason why such Applications should not receive all approvals required of Regulatory Authorities.

         (d) Buyer shall immediately notify Seller and Panasia upon receipt by Buyer of any notification that any Application provided for under this Agreement has not been accepted for processing or has been denied.

         5.04 Consents to Assignment of Contracts and Leases. Seller and Panasia shall use their reasonable best efforts to obtain all required consents to the assignment to Buyer of Panasia's rights and obligations under any contracts or personal or real property leases. Buyer shall cooperate with Seller and Panasia in connection with their efforts.

         5.05  Capital Infusion; Guarantee.

         (a) On or before the Closing Date, Buyer will cause to be made from Woori Bank or an Affiliate thereof, a cash capital contribution to Buyer in such amount as shall be necessary for Buyer to remain "well capitalized" after consummation of the Contemplated Transactions, provided, however, that the amount of the cash capital contribution shall be at least Fifteen Million Dollars U.S. ($15,000,000). Buyer will provide or cause to be made a timely written notice of such capital contribution to the Ministry of Finance and Economy and Financial Supervisory Commission of the Republic of Korea.

         (b) On or about the date of this Agreement, Buyer shall cause Woori Bank to enter into a guaranty agreement with Seller pursuant to which Woori Bank shall agree to make the capital contribution to Buyer provided for in Section 5.05(a), above and to file all necessary applications with the regulatory authorities in the United States and the Republic of Korea for Buyer to consummate the purchase of the Shares from Seller.

         5.06 Taking of Necessary Actions. Through the Closing Date and for a reasonable time thereafter, in addition to the specific agreements contained herein, each party hereto shall use its reasonable best efforts to take all actions, and to do all things necessary, proper or advisable under applicable laws and regulations to consummate the Contemplated Transactions and to facilitate the transition of Panasia's operations to Buyer's operations, including, if necessary, appealing any adverse ruling in respect of any Application.

         5.07 Public Announcements. Seller and Buyer shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

         5.08 Support Services. Seller and Buyer shall, subject to applicable legal requirements, cooperate with each other in an orderly transfer, as of the Closing Date, from Seller to Buyer of all support services then being provided to Panasia by Seller, including without limitation all back office, support, processing or other operational activities or services, and all accounting, loan processing, deposit and other services, as set forth on the Service Agreement dated July 25, 2000, between Seller and Panasia (the "Service Agreement"), a copy of which has been furnished to Woori Bank and Buyer prior to the date of this Agreement. Seller and Panasia shall terminate the Service Agreement as of the Closing Date, and there shall be no liability or continuing obligation on the part of Seller or Panasia with respect thereto.

         5.09 Conversion. Seller and Panasia shall use their reasonable best efforts and cooperate with Buyer in connection with the conversion of Panasia's information technology systems to Buyer's systems.

         5.10  Employment; Employee Benefits.

         (a) Buyer shall continue, or shall cause Panasia to continue, the employment of each Panasia employee (whether salaried or hourly, and full-time or part-time) whether or not actively employed at the Closing Date (e.g., including employees on vacation, leave of absence, including military, maternity, family, sick or short-term disability leave) at the same location where such employee was employed immediately prior to the Closing Date for a reasonable period after the Closing Date with compensation that is reasonably comparable in the aggregate to the compensation in effect immediately prior to the Closing Date and benefits as provided in this Section 5.10.

         (b) Buyer shall provide, or shall cause Panasia to provide, benefits to employees of Panasia after the Closing Date that are no less favorable than the benefits, in the aggregate provided by Buyer to similarly situated employees of Buyer or Buyer's ERISA Affiliates (determined by substituting "Buyer" for "Panasia" in the definition of "Panasia ERISA Affiliate"). No benefit plan shall contain any exclusion or limitation with respect to any condition of any such employee (or beneficiary) in existence on or before the Closing Date (except to the extent that such exclusion or limitation was imposed under the applicable Panasia plan).

         (c) As of the Closing Date, each employee of Panasia shall be entitled to full credit for all service with Panasia or a Panasia ERISA Affiliate for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Buyer's employee benefit plans, programs and policies. Buyer shall use the original date of hire by Panasia or a Panasia ERISA Affiliate in making these determinations.

         (d) Subject to the other provisions of this Section 5.10, after the Closing Date, Buyer may discontinue, amend, convert to, or merge with, a Buyer plan any Panasia Benefit Plan, subject to such plan's provisions and applicable law.

         (e) Seller shall permit Panasia employees to participate in all benefit plans listed on Panasia Disclosure Schedule 3.13(a), other than employee pension benefit plans within the meaning of section 3(2) of ERISA ("Seller's Retirement Plans"), through the last day of the calendar month in which the Closing Date occurs in accordance with the terms of such plans, provided that Buyer and/or the former Panasia employees pay all premiums and other costs associated with such plans through the last day of such calendar month on the same basis as prior to the Closing Date. Panasia employees shall cease active participation in Seller's Retirement Plans on the Closing Date. Seller shall amend each of Seller's Capital Accumulation Plan and Seller's Pension Plan to provide that Panasia shall cease to be a "Participating Company" as defined therein immediately prior to the Closing and that each Panasia employee on the Closing Date has a 100% nonforfeitable right in the benefit accrued through the Closing Date without regard to length of service.

         (f)   Buyer   shall   honor   and   succeed   to   all   of   Panasia's
employment-related    contracts   after   consummation   of   the   Contemplated
Transactions, as more fully set forth on Panasia Disclosure Schedule 5.10.

         5.11  Indemnification, Insurance.

         (a) Buyer shall indemnify and hold harmless the directors, officers, employees and agents of Panasia immediately prior to the Closing Date (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions (collectively, "Prior Acts") occurring at or prior to the Closing Date (including the transactions contemplated by this Agreement) to the fullest extent permitted by applicable law, including provisions relating to the advancement of expenses and legal fees. Without limiting the foregoing, in a case (if any) in which a determination by Buyer is required to effectuate any indemnification, Buyer shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.

         (b) After Closing, Buyer shall keep in effect, or shall cause Panasia to keep in effect, the provisions in Panasia's bylaws (Section 8.5) providing for indemnification of the Indemnified Parties to the fullest extent permitted by applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification.

         (c) After Closing, Seller shall, at no expense to the beneficiaries, maintain directors' and officers' liability insurance ("D&O Insurance") for the Indemnified Parties with respect to matters occurring at or prior to the Closing Date, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher, providing at least the same coverage as the D&O Insurance currently provided to the Indemnified Parties and containing terms and conditions which are no less favorable to the beneficiaries, for a period of at least six (6) years from the Closing Date. The parties hereto agree that Seller shall charge back to Panasia the actual cost of such insurance in an amount not to exceed $40,000, pursuant to the Service Agreement, which cost shall be paid by Panasia to Seller immediately prior to the Closing. The receipt by Seller of the actual cost of such insurance from Panasia shall be deemed to satisfy Buyer's obligations under Section 5.11(a) of this Agreement.

         (d) If any claim is made against present or former directors, officers or employees of Panasia who are covered or potentially covered by insurance, neither Buyer nor Seller shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

         (e) If Buyer or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.11.

         (f) Subject to the last sentence of Section 5.11(c), the provisions of this Section 5.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

         (g) Buyer shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.11.

         5.12  No Solicitation.

         (a) Subject to their respective Boards of Directors being obligated to take such action in accordance with their respective fiduciary duties under applicable laws, neither Seller nor Panasia shall, nor shall either of them authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by either of them to, initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal, or agree to or endorse any Acquisition Proposal.

         (b) As used herein, the term "Acquisition Proposal" means: (i) any acquisition or purchase of a significant amount of the assets of Panasia, or any equity interest in Panasia or any consolidation, plan or arrangement, reorganization, consolidation, business combination, sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Panasia (other than the transactions contemplated by this Agreement); or (ii) any proposal, plan or intention to do any of the foregoing either publicly announced or communicated to Seller or any agreement to engage in any of the foregoing.

         5.13 Notification of Certain Matters. Seller and Panasia shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller and Panasia, of (a) the occurrence, or non-occurrence, of any event which would likely cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (b) any failure of Seller or Panasia, on the one hand, or Woori Bank or Buyer, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section
5.13 shall not limit or otherwise affect the remedies available to the party receiving such notice.

         5.14  Non-Competition.

         (a) Seller agrees that for a period of three years following the Closing Date, it will not start-up or engage in the business of banking which is directly targeted to the Korean-American market in an area within fifty (50) miles of any Panasia branch existing on the Closing Date. Notwithstanding the foregoing, Buyer agrees that Seller may service or continue to service individual customers or consumers who are of Korean-American descent on a case by case basis.

         (b) The provisions of Section 5.14(a) shall not restrict the ability of Seller or any of its Affiliates from engaging in the following activities:

                  (i) the ownership of capital stock or other equity interests of a competing bank if (x) such capital stock or other equity interests are traded on a national or regional stock exchange or are traded on the National Association of Securities Dealers, Inc., Automated Quotation System, and (y) Seller, directly or indirectly, is the beneficial owner of not more than five percent (5%) of such entity's outstanding capital stock or other equity interests, so long as Seller does not control such entity;

                  (ii) the acquisition of any entity which conducts, participates or engages in, or owns or has an interest in a competing bank's activities, if the gross sales of such entity (including its Affiliates) from the competing bank for the fiscal year preceding the date on which the acquisition is consummated, do not represent (x) more than twenty percent (20%) of the gross revenue of such entity (including its Affiliates) or (y) more than $50 million; or

                  (iii) the acquisition of any entity which conducts, participates or engages in, or owns or has an interest in a competing bank's activities, if the gross sales of such entity (including its Affiliates) from the competing bank for the fiscal year preceding the date on which the acquisition is consummated, represent (x) twenty percent (20%) or more of the gross sales (including sales from the competing bank) of such entity and (b) more than $50 million, provided that within one year of such acquisition, revenues derived from the competing bank represent less than twenty percent (20%) of the gross sales (including sales from the competing bank) of such entity (without giving effect to transfers of assets of such entity to or from Seller or any of its Affiliates during such period) or constitute less than $50 million.

         (c) Seller acknowledges that Buyer would not have an adequate remedy at law in the event of the violation of the covenant contained in this Section 5.14 and agrees that Buyer shall be entitled to specifically enforce its rights under this Section 5.14.

         5.15  Reserves and Transaction-Related Costs.

         (a) On or before the Closing Date, Panasia shall establish such additional accruals and reserves as may be necessary to conform Panasia's accounting reserve practices and methods (including credit loss practices and methods) to those of Buyer and otherwise to reflect transaction-related expenses and costs incurred by Panasia (including professional fees and expenses), in each case on a mutually satisfactory basis and in accordance with GAAP and any applicable regulatory requirements, provided, however, that Panasia shall not be required to take such actions until such time as Buyer shall acknowledge in writing that all conditions to Buyer's, Seller's and Panasia's respective obligations to consummate the Contemplated Transactions (and Buyer's, Seller's and Panasia's respective rights to terminate this Agreement for any reason) have been waived or satisfied, and that in all circumstances Panasia shall take such actions at such time as shall be mutually agreed to by Buyer, Seller and Panasia but not later than immediately prior to the time the Contemplated Transactions become effective.

         (b) The parties hereto agree that Seller shall charge back to Panasia the fees and expenses of Seller's attorneys, accountants and investment bankers incurred by Seller in connection with the Contemplated Transactions, in an amount not to exceed $650,000, pursuant to the Service Agreement, which fees and expenses shall be paid by Panasia to Seller immediately prior to the Closing.

         (c) No action taken by Panasia in accordance with this Section 5.15 shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement, and Buyer agrees to indemnify Panasia's officers, directors and agents with respect to such actions.

         5.16 "Well-Capitalized". Buyer agrees that, prior to the consummation of the Contemplated Transactions, it shall not take any actions that would cause it to no longer be "well-capitalized" (as defined by the FDIC).

         5.17 "Well-Managed". Buyer agrees that, prior to the consummation of the Contemplated Transactions, it shall not take any actions that would cause it to no longer be "well-managed" (as defined by the FDIC).

         5.18 Board and Other Committee Observer Rights. During the period from the date of this Agreement to the Closing Date, Buyer shall have the right to attend and observe all meetings of: (a) Panasia's Board of Directors, (b) Panasia's audit committee, and (c) Panasia loan committee, in each case to the extent permitted by applicable law.


                                   ARTICLE VI
                                   ----------

                                   CONDITIONS
                                   ----------

         6.01 Conditions to Seller's Obligations under this Agreement. The obligations of Seller hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Seller pursuant to Section 9.03 hereof:

         (a) Corporate Proceedings. All action required to be taken by, or on the part of Buyer to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions applicable to it, shall have been duly and validly taken by Buyer, and Seller shall have received certified copies of the resolutions evidencing such authorizations.

         (b) Covenants; Representations. The obligations of Buyer required by this Agreement to be performed by Buyer at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically and expressly relates to an earlier date.

         (c) Approvals of Regulatory Authorities. Procurement by the parties hereto of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating to the Contemplated Transactions.

         (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

         (e) Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.01 have been satisfied.

         6.02 Conditions to Buyer's Obligations under this Agreement. The obligations of Buyer hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Buyer pursuant to Section 9.03 hereof:

         (a) Corporate Proceedings. All action required to be taken by, or on the part of, Seller to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions applicable to it, shall have been duly and validly taken by Seller, and Buyer shall have received certified copies of the resolutions evidencing such authorizations.

         (b) Covenants; Representations. The obligations of Seller required by this Agreement to be performed by Seller at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically and expressly relates to an earlier date.

         (c) Approvals of Regulatory Authorities. Procurement by the parties hereto of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating to the Contemplated Transactions.

         (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

         (e) Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.02 have been satisfied.

         (f) Consents. Panasia shall have delivered to Buyer all necessary consents or waivers from the other parties to the contracts, leases and agreements listed on the Panasia Disclosure Schedules, except where the failure to receive such consent or waiver would not reasonably be expected to have a Material Adverse Effect.

         (g) Resignations. Panasia shall have delivered to Buyer the written resignation of each director of Panasia as shall be requested in writing by Buyer.

         (h) Panasia IC. Panasia IC shall have been liquidated into Panasia and shall no longer be existing as a separate entity.

         (i) Opinion of Counsel. Buyer shall have received an opinion from Ellsworth, Carlton, Mixell & Waldman, P.C., special counsel to Seller and Panasia, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that:

                  (i) Panasia is duly organized, and Panasia is validly existing and in good standing as a national banking association under the laws of the United States of America, and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.

                  (ii) This Agreement has been duly authorized, executed and delivered by Seller and Panasia and constitutes a valid and binding agreement of Seller and Panasia, enforceable against Seller and Panasia in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (iii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein will result in a material default under or violation of any provision of the articles of incorporation or bylaws of Seller or the articles of association or bylaws of Panasia or any material indenture, mortgage, deed of trust, loan agreement or other material agreement, known to such counsel after due inquiry, to which either of Seller or Panasia is a party or by which Seller or Panasia is bound or as to which any of Seller's or Panasia's properties are subject; and no consents or waivers thereunder are required to be obtained by Seller or Panasia in connection therewith except the consents or waivers which have been obtained.

                  (iv) The authorized capital stock of Panasia consists of 1 million shares of common stock, $5.00 par value, of which 40,000 shares are issued and outstanding. All of the issued and outstanding shares of common stock have been duly and validly authorized and issued, and are fully paid and nonassessable.


                                   ARTICLE VII
                                   -----------

                                   TERMINATION
                                   -----------

         7.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

         (a) By the written consent of each of the parties hereto;

         (b) By Seller or by Buyer:

                  (i) If there shall have been any breach of any representation, warranty, covenant or obligation of the other party hereto (including in the case of Seller, Panasia, and including in the case of Buyer, Buyer's Affiliates (subject to the same standards as set forth in Sections 6.01(b) or 6.02(b), as the case may be) and such breach can not be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period; or

                  (ii) If the Closing shall not have occurred prior to July 31, 2003 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

provided, however, that if the condition contained in Section 6.01(c) of this Agreement shall not have been satisfied by, or if the conversion of Panasia's information technology systems to Buyer's systems could not be completed by, July 31, 2003 because of events outside of the control of Buyer, Seller and Panasia, then all references to July 31, 2003 in this subsection 7.01(b)(ii) shall be changed to September 30, 2003.

         7.02  Effect of Termination.

         (a) If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void, other than Sections 5.02(c), 7.02(b), 7.02(c) and 9.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of any party hereto, except for any liability of a party under such sections of this Agreement, and except that no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

         (b) If this Agreement is terminated pursuant to Section 7.01(b)(ii), and at the time of such termination Buyer is unable to satisfy the condition contained in Section 6.01(c), then Buyer shall reimburse Seller for Seller's out-of-pocket expenses incurred in connection with the negotiation and performance of its obligations under this Agreement in an amount not to exceed $350,000 (the "Expense Reimbursement Fee") by wire transfer of same day funds on the date of termination.

         (c) If this Agreement is terminated pursuant to Section 7.01(b)(ii), and at the time of such termination Seller is unable to satisfy the condition contained in (i) Section 6.02(b) relating specifically and exclusively to Seller's representation contained in Section 3.02(b) or (ii) 6.02(i)(iv), then Seller shall reimburse Buyer for Buyer's out-of-pocket expenses incurred in connection with the negotiation and performance of its obligations under this Agreement in an amount not to exceed $350,000 (the "Expense Reimbursement Fee") by wire transfer of same day funds on the date of termination.

         It is acknowledged and agreed by the parties that (i) the Expense Reimbursement Fee is a reasonable estimate of certain costs incurred and to be incurred by either party in connection with the Contemplated Transactions applicable to it, including without limitation, legal, investment banking and accounting fees and management time devoted to the Contemplated Transactions applicable, (ii) the agreement to pay the Expense Reimbursement Fee is an integral part of the Contemplated Transactions and constitutes neither a penalty nor liquidated damages and (iii) the Expense Reimbursement Fee is not intended to compensate either party for all of its damages (including, without limitation, business disruption and lost time and opportunities) in the event of a breach of this Agreement by either party and is not an exclusive remedy for a breach by either party of this Agreement, and payment of the Expense Reimbursement Fee by either party shall be in addition to any other rights or remedies that may be available to either party at law or in equity for any breach of this Agreement.


                                  ARTICLE VIII
                                  ------------

                            INDEMNIFICATION; REMEDIES
                            -------------------------

         8.01  Survival.  All  representations,   warranties,   covenants,   and
obligations in this Agreement will survive the Closing.

         8.02 Indemnification by Seller. Seller will indemnify and hold harmless Buyer and its directors, officers, employees, agents and other representatives from and against any loss, liability, claim, damage, expense (including, without limitation, costs of investigation, defense and litigation, and reasonable fees and expenses of attorneys, accountants and investment bankers incurred in connection with such investigation, defense and litigation or in connection with the execution of this Agreement and the carrying out of any and all acts contemplated herein) (all of the foregoing, collectively, "Damages") arising, directly or indirectly, from or in connection with any breach of any representation, warranty, covenant or obligation of Seller or Panasia in this Agreement.

         8.03 Indemnification by Buyer. Buyer will hold harmless Seller and its directors, officers, employees, agents and other representatives from and against any loss, liability, claim, damage, expense (including without limitation costs of investigation, defense and litigation, and reasonable fees and expenses of attorneys, accountants and investment bankers incurred in connection with such investigation, defense and litigation or in connection with the execution of this Agreement and the carrying out of any and all acts contemplated herein) (all of the foregoing, collectively, "Damages") arising, directly or indirectly, from or in connection with any breach of any representation, warranty, covenant or obligation of Buyer in this Agreement.

         8.04  Time Limitations.

         (a) If the Closing occurs, Seller will have no liability (for indemnification or otherwise) other than liabilities for Taxes, with respect to any representation, warranty, covenant or obligation to be performed and complied with prior to the Closing Date, unless within eighteen (18) months of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer.

         If the Closing occurs, Seller will have no liability for Taxes (for indemnification or otherwise), with respect to any representation, warranty, covenant or obligation to be performed and complied with prior to the Closing Date, unless prior to the expiration of all applicable statutes of limitation in respect of Taxes, Buyer notifies Seller of a claim relating to Taxes specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer.

         (b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or obligation to be performed and complied with prior to the Closing Date, unless within eighteen (18) months of the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

         8.05 Threshold Amount--Seller. Seller will have no liability (for indemnification or otherwise) until the total of all Damages with respect to such matters exceeds $500,000 and then only for the amount by which all such Damages exceed $500,000.

         8.06  Procedure for Indemnification--Third Party Claims.

         (a) Promptly after receipt by an indemnified party of notice of the commencement of any Action against it, such indemnified party will, if a claim is to be made against an indemnifying party under this Agreement, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such Action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Action referred to in Section 8.07(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Action, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Action and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Action and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Action and provide indemnification with respect to such Action), to assume the defense of such Action with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such Action, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the indemnified party in connection with the defense of such Action, other than reasonable costs of investigation.

         (c) If the indemnifying party assumes the defense of a Action, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

         (d) If notice is given to an indemnifying party of the commencement of any Action and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Action, the indemnifying party will be bound by any determination made in such Action or any compromise or settlement effected by the indemnified party.

         (e) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Action may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Action, but the indemnifying party will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         8.07 Non-Exclusive Remedy. The remedies provided in this Article VIII are not exclusive of, and shall not preclude, any other remedies that would otherwise be available to Seller, Buyer or any other indemnified person, but are in addition to any other rights or remedies available to the parties hereto at law or in equity.

                                   ARTICLE IX
                                   ----------

                                  MISCELLANEOUS
                                  -------------

         9.01 Expenses and Other Fees. Except as provided in Section 5.15(b) (if the Closing occurs) and Section 7.02(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own attorneys, accountants and investment bankers

         9.02 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, including those courts specifically identified in Section 9.12 of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Closing Date, the parties may:

         (a) amend this Agreement;

         (b) extend the time for the performance of any of the obligations or other acts of either party hereto;

         (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

         (d) to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

         This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         9.04  Entire Agreement.

         (a) This  Agreement,  including  the  documents  referred  to

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

herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement.

         (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities; and provided, further, that any Indemnified Party may enforce Section 5.11.

         9.05 No Assignment. No party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld.

         9.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

         (a) If to Seller, to:

                  National Penn Bancshares, Inc.
                  Philadelphia and Reading Avenues
                  P.O. Box 547
                  Boyertown, Pennsylvania  19512-0547 U.S.A.

                  Attention:  Wayne R. Weidner
                              Chairman, President and CEO

                  Telecopy No.:  610-369-6349

                  with a copy to:

                  H. Anderson Ellsworth
                  Jay W. Waldman
                  Ellsworth, Carlton, Mixell & Waldman, P.C.
                  1105 Berkshire Boulevard
                  Suite 320
                  Wyomissing, Pennsylvania 19610

                  Telecopy No.:  610-371-9510

         (b) If to Buyer, to:

                  Woori America Bank
                  1250 Broadway
                  New York, New York 10001

                  Attention:  Jay Seung Yoo
                              President and CEO

                  Telecopy No.:  212-736-5929

                  with a copy to:

                  Nelson K. Ahn
                  Sidley Austin Brown & Wood LLP
                  787 Seventh Avenue
                  New York, New York  10019

                  Telecopy No.:  212-839-5599

         9.07 Panasia Disclosure Schedules. Information contained on any Panasia Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Panasia Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

         9.08 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         9.09 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         9.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the State of New York, without regard to conflicts of laws principles.

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

         9.12 Consent to Jurisdiction; Service of Process. Seller and Buyer each irrevocably and unconditionally (a) agree that any Action arising out of this Agreement shall be brought and adjudicated in the Court of Common Pleas of Berks County, Pennsylvania, U.S.A., or in the United States District Court for the Eastern District of Pennsylvania, U.S.A.; (b) submit to the exclusive jurisdiction of either Court for the purpose of any such Action; (c) waive and agree not to assert by way of motion, as a defense or otherwise in any such Action, any claim that such party is not subject to the jurisdiction of the said Court of Common Pleas or the said District Court, that such Action is brought in an inconvenient forum, or that the venue of such Action is improper; and (d) agree that process in any such Action may be served by ordinary mail addressed to the last known address of Seller or Buyer, as the case may be, anywhere in the world.



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                                       49

         9.13 Waiver of Jury Trial. Seller and Buyer each irrevocably and unconditionally agree that any Action arising out of this Agreement shall be tried only by a court and judge and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH ACTION.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    NATIONAL PENN BANCSHARES, INC.



(Corporate Seal)                    By:    /s/Wayne R. Weidner
                                           ----------------------------
                                           Name:  Wayne R. Weidner
                                           Title: Chairman, President
                                                  and CEO


                                   Attest: /s/Sandra L. Spayd
                                           ----------------------------
                                           Name:  Sandra L. Spayd
                                           Title: Corporate Secretary

                                    PANASIA BANK, NATIONAL ASSOCIATION



(Corporate Seal)                    By:    /s/Gary L. Rhoads
                                           ----------------------------
                                           Name:  Gary L. Rhoads
                                           Title: Treasurer


                                   Attest: /s/Sandra L. Spayd
                                           ----------------------------
                                           Name: Sandra L. Spayd
                                           Title: Secretary

                                    WOORI AMERICA BANK



(Corporate Seal)                    By:    /s/Jay Seung Yoo
                                           ----------------------------
                                           Name:  Jay Seung Yoo
                                           Title: President & Chief
                                                  Executive Officer


                                   Attest: /s/Nelson K. Ahn
                                           ----------------------------
                                           Name: Nelson K. Ahn
                                           Title: Partner
                                                  Sidley Austin Brown
                                                  & Wood LLP

                                       50